Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Independent Registered Public Accounting Firm” and “Senior Securities” and to the use of our report dated March 20, 2020, in the Post-Effective Amendment No. 2 to the Registration Statement (Form N-2) of Business Development Corporation of America dated March 4, 2021.

/s/ Ernst & Young LLP

New York, New York

March 4, 2021